Exhibit 99.1: Peoples Financial Corporation Press Release Dated March 15, 2012

FOR IMMEDIATE RELEASE

For more information, contact:

Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION RESTATES 2011 EARNINGS

Fourth quarter results are adjusted by $500,000, net of tax,

for additional loan loss provision

BILOXI, MS (March 15, 2012)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, revised fourth quarter and 2011 earnings to account for an additional loan loss provision of $660,000, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.

As a result of the revisions, fourth quarter earnings totaled ($622,000) for the fourth quarter 2011 and $1,203,000 for the full year. The increase in the loan loss reserve and a reduction of $45,000 in the carrying value of real estate owned combined to reduce fourth quarter earnings by $500,000, net of taxes.

The adjustments were the result of new appraisals on real estate securing certain loans and on one parcel in the bank’s other real estate portfolio, said Swetman.

“We learned of these changes after we announced our annual earnings,” said Swetman, “which required us to allocate additional specific reserves as of December 31, 2011,” he said.

After revisions, earnings per share for 2011 totaled $.23 per average weighted share, compared to $.29 per average weighted share in 2010. Earnings per share figures are based on average weighted shares outstanding of 5,136,918 and 5,151,661 for the twelve months ended December 31, 2011 and 2010, respectively.

One effect of the restatement is to increase the bank’s primary capital ratio to 14.65%, six basis points higher than what was originally reported for 2011.

Founded in 1896, with $804 million in assets as of December 31, 2011, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(Unaudited) (In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net interest income	$4,873	$5,795	$21,854	$25,074
Provision for loan losses	1,204	3,065	2,935	6,845
Non-interest income	2,426	2,083	9,860	10,114
Non-interest expense	7,431	7,033	28,780	27,581
Income taxes	(714)	(1,023)	(1,204)	(723)
Net income	(622)	(1,197)	1,203	1,485
Earnings per share	(.13)	(.23)	.23	.29

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Allowance for loan losses, beginning of period	$7,024	$8,995	$6,650	$7,828
Recoveries	17	104	223	268
Charge-offs	(109)	(5,514)	(1,672)	(8,291)
Provision for loan losses	1,204	3,065	2,935	6,845

Allowance for loan losses, end of period	$8,136	$6,650	$8,136	$6,650

ASSET QUALITY

	December 31,
	2011	2010
Allowance for loan losses as a percentage of loans	1.88%	1.62%
Loans past due 90 days and still accruing	$1,828	$2,962
Nonaccrual loans	57,592	14,537

PERFORMANCE RATIOS

	December 31,
	2011	2010
Return on average assets	.15%	.18%
Return on average equity	1.14%	1.45%
Net interest margin	3.13%	3.42%
Efficiency ratio	100%	97%
Primary capital	14.65%	12.96%

BALANCE SHEET SUMMARY

	December 31,
	2011	2010
Total assets	$804,152	$786,545
Loans	432,407	409,899
Securities	286,856	295,201
Other real estate (ORE)	6,153	5,744
Total deposits	468,439	484,140
Total federal funds purchased	157,601	140,102
Shareholders’ equity	109,452	101,357
Book value per share	21.31	19.68
Weighted average shares	5,136,918	5,151,661